EXHIBIT (23)(i)

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

As registered independent public accountants, we hereby consent to the incorporation of our report dated August 18, 2008 relating to the consolidated financial statements of SofTech, Inc. and subsidiaries for the year ended May 31, 2008 included in this Form 10-K/A into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 33-5782, 333-61472 and 333-61417) and in the registration statements on Form S-3 (File Nos. 33-63831, 333-30399, and 333-55759).

/s/ VITALE, CATURANO & COMPANY, Ltd.

Boston, Massachusetts

August 27, 2008